SCHEDULE A

As of May 17, 2024 the Trustees have established the following Series of the Trust:

Harbor Scientific Alpha High-Yield ETF

Harbor Scientific Alpha Income ETF

Harbor Disruptive Innovation ETF

Harbor Long-Term Growers ETF

Harbor Commodity All-Weather Strategy ETF

Harbor Human Capital Factor Unconstrained ETF

Harbor Dividend Growth Leaders ETF

Harbor Energy Transition Strategy ETF

Harbor International Compounders ETF

Harbor Health Care ETF

Harbor Human Capital Factor U.S. Large Cap ETF

Harbor Human Capital Factor U.S. Small Cap ETF

Harbor Multi-Asset Explorer ETF

Harbor Long-Short Equity ETF

Harbor Disciplined Bond ETF

Harbor AlphaEdge Small Cap Earners ETF

Harbor Active Small Cap ETF

Harbor AlphaEdge Large Cap Value ETF

Harbor AlphaEdge Next Generation REITs ETF